Exhibit 10.1

AEROVIRONMENT, INC.

2006 EQUITY INCENTIVE PLAN

LONG-TERM COMPENSATION AWARD GRANT NOTICE AND
LONG-TERM COMPENSATION AWARD AGREEMENT

AeroVironment, Inc., a Delaware corporation (the “Company”), pursuant to its 2006 Equity Incentive Plan (the “Plan”), hereby grants to the individual listed below (“Participant”), a long-term compensation award (the “Award”).  The Award is an Other Stock-Based Award pursuant to the terms of the Plan.  This Award is subject to all of the terms and conditions as set forth herein and in the Long-Term Compensation Award Agreement attached hereto as Exhibit A (the “Long-Term Compensation Award Agreement”) and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Long-Term Compensation Award Agreement.

Participant:

Grant Date:

Goal Bonus Amount:

By his or her signature, Participant agrees to be bound by the terms and conditions of the Plan, the Long-Term Compensation Award Agreement and this Grant Notice.  Participant has reviewed the Long-Term Compensation Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Long-Term Compensation Award Agreement and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Grant Notice or the Long-Term Compensation Award Agreement.

AEROVIRONMENT, INC.		PARTICIPANT

By:		By:
Print Name:		Print
Title:		Name:
Address:	181 Huntington Drive, Suite 202	Address:
Monrovia, CA 91016

EXHIBIT A

TO LONG-TERM COMPENSATION AWARD GRANT NOTICE

LONG-TERM COMPENSATION AWARD AGREEMENT

Pursuant to the Long-Term Compensation Award Grant Notice (the “Grant Notice”) to which this Long-Term Compensation Award Agreement (this “Agreement”) is attached, the Company has granted to Participant the Award set forth in the Grant Notice, subject to all of the terms and conditions set forth in this Agreement, the Grant Notice and the Plan.

ARTICLE I.

GENERAL

1.1           Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and the Grant Notice.  The following terms shall have the meanings given below when used in this Agreement:

“Achievement Percentage” shall mean (a) if the Highest Achievement Level is less than 80%, then the Achievement Percentage will be 0%, (b) if the Highest Achievement Level is 80%, then the Achievement Percentage will be 50%, (c) if the Highest Achievement Level is 100%, then the Achievement Percentage will be 100%, and (d) if the Highest Achievement Level is 150%, then the Achievement Percentage will be 200%.  If the Highest Achievement Level falls between the foregoing levels, the Achievement Percentage will be determined by linear interpolation between the applicable levels.  In no event will the Achievement Percentage exceed 200%.  All percentage calculations shall be made to the nearest one decimal point (i.e., 1/10th of one percent).

“Certification Date” shall mean the date following the end of the Performance Period on which the Committee determines, in writing, whether and to what extent the Financial Goals have been satisfied and the Participant’s Final Award Amount.  The Committee’s certification of the Financial Goals shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

“Final Award Amount” shall mean (a) the Participant’s Goal Bonus Amount (as set forth in the Grant Notice) multiplied by (b) the Achievement Percentage.

“Financial Goals” shall mean the objective financial goals set forth in Exhibit B to the Grant Notice.

“Highest Achievement Level” shall mean the highest percentage achievement of the Company relative to the applicable Financial Goals.  As there are two separate Financial Goals applicable to the Award, if the Company’s financial performance relative to the first Financial Goal is 85% and the Company’s financial performance relative to the second Financial Goal is 95%, the Highest Achievement Level will be 95%.

 “Performance Period” shall mean the performance period set forth in Exhibit B to the Grant Notice.

 “Threshold Objective” shall mean 80% achievement for each of the Financial Goals.  By way of example, as there are two separate Financial Goals applicable to the Award, the Company must achieve financial performance at least equal to 80% of the target level for each such Financial Goal in order for the Award to be payable.  If the Company does not achieve the Threshold Objective, then the Award will be forfeited.  All percentage calculations shall be made to the nearest one decimal point (i.e., 1/10th of one percent).

1.2           Incorporation of Terms of Plan.  The Award is subject to the terms and conditions of the Plan which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

AWARD

2.1           Grant of Award.

(a)           In consideration of Participant’s continued employment with the Company or any Subsidiary thereof and for other good and valuable consideration, the Company hereby grants to Participant the Award.  The Award represents a potential incentive bonus that may become payable upon Participant’s continued service and the achievement of the Financial Goals set forth in Exhibit B to the Grant Notice.  Participant’s Goal Bonus Amount assumes that Participant is a full-time employee of the Company throughout the Performance Period.  Participant’s Goal Bonus Amount shall be proportionately adjusted by the Committee in the event that Participant is classified as working less than 40 hours per week during any portion of the Performance Period.

(b)           The Final Award Amount, if any, will be a percentage of Participant’s Goal Bonus Amount determined in accordance with the provisions of this Agreement and Exhibit B to the Grant Notice.

(c)           Participant’s right and interest in the Award represents a mere unfunded and unsecured contingent promise to pay by the Company.  This Award is intended to constitute “qualified performance-based compensation” satisfying the requirements of Treasury Regulations Sections 1.162-27(e)(2) through (e)(5) and this Agreement shall be interpreted where necessary consistent with such intent.

2.2           Payment of Award.  In the event that (i) Participant remains an Employee until the Certification Date, and (ii) during the Performance Period, the Company achieves the Threshhold Objective (as such term is defined in Exhibit B to the Grant Notice), then the Final Award Amount shall become payable as follows: (i) 50% of the Final Award Amount shall be paid to Participant in cash in a lump sum within 30 days following the Certification Date; and (ii) on the Certification Date, Participant shall be granted such number of Restricted Stock Units (“RSUs”) as is determined by dividing (x) 50% of the Final Award Amount by (y) the Fair Market Value per share of Stock on April 30, 2013.  50% of the RSUs shall vest on April 30, 2014, and 50% of the RSUs shall vest on April 30, 2015, in each case subject to Participant’s continued service as an Employee on each such vesting date. Unless and until the RSUs have vested in accordance with the foregoing vesting schedule, Participant will have no right to any distribution with respect to such RSUs.  In the event of Participant’s termination of employment prior to the vesting of all of the RSUs, any unvested RSUs will terminate automatically without any further action by the Company and be forfeited without further notice and at no cost to the Company.  Participant shall not be deemed to have a termination of employment merely because of a change in the entity for which Participant renders such service, unless following such change in capacity or service Participant is no longer serving as an Employee of the Company or any Subsidiary.

2.3           Distribution of RSUs.

(a)           Subject to Section 2.3(c) below, shares of Stock shall be distributed to Participant with respect to such Participant’s vested RSUs following the vesting date of the RSUs as specified in Section 2.2, subject to the terms and provisions of the Plan and this Agreement.  All distributions shall be made by the Company in the form of whole shares of Stock.

(b)           Any shares of Stock issued under the RSUs shall be issued to Participant, at the sole discretion of the Committee, in either (i) uncertificated form, with the shares recorded in the name of Participant in the books and records of the Company’s transfer agent with appropriate notations regarding the restrictions on transfer imposed pursuant to this Agreement; or (ii) certificate form.

(c)           The Committee may, in its sole discretion, elect to settle any vested RSUs in cash.  The cash amount to be paid by the Company upon distribution of any vested RSUs shall be equal to (i) the number of vested RSUs with respect to which Participant is entitled to a distribution multiplied by (ii) the Fair Market Value per share of the Stock on the applicable vesting date.  Such amount shall be paid by the Company on the applicable vesting date.

(d)           Except as described in this Section 2.3(c), neither the time nor form of distribution of Stock with respect to the RSUs may be changed, except as may be permitted by the Committee in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

2.4           Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)           The Company has the authority to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company may permit Participant to make such payment in one or more of the forms specified below:

(i)            by cash or check made payable to the Company;

(ii)           by the deduction of such amount from other compensation payable to Participant;

(iii)          with respect to any withholding taxes arising as a result of the vesting or settlement of the RSUs, by requesting that the Company withhold a net number of vested shares of Stock otherwise issuable pursuant to the RSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)          with respect to any withholding taxes arising as a result of the vesting or settlement of the RSUs, by tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or

(v)           in any combination of the foregoing.

(b)           With respect to any withholding taxes arising as a result of the vesting or settlement of the RSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.4(a)(ii) or Section 2.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing shares of Stock issuable with respect to the RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the this Award or any other taxable event related to the RSUs.

(c)           In the event Participant’s tax withholding obligation will be satisfied under Section 2.4(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of shares from those shares of Stock issuable to Participant upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy Participant’s tax withholding obligation.  Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described above, including the transactions described in the previous sentence, as applicable.  Any shares of Stock to be sold at the Company’s direction through a broker-assisted sale will be sold on the day the tax withholding obligation arises (i.e., the date Stock is delivered) or as soon thereafter as practicable.  The shares of Stock may be sold as part of a block trade with other participants of the Plan in which all participants receive an average price.  Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Participant’s tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as practicable. Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Participant’s tax withholding obligation.  The Company may refuse to issue any shares of Stock in settlement of the RSUs to Participant until the foregoing tax withholding obligations are satisfied.

2.5           Conditions to Issuance of Shares.  The Company shall not be required to issue or deliver any shares of Stock issuable upon the vesting of the RSUs prior to the fulfillment of all of the following conditions:

(a)           The admission of such shares to listing on all stock exchanges on which the Stock is then listed; and

(b)           The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; and

(c)           The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(d)           The receipt by the Company of full payment of any applicable withholding tax in any manner permitted under Section 2.4 above; and

(e)           The lapse of such reasonable period of time following date the RSUs vest as the Committee may from time to time establish for reasons of administrative convenience, subject to Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder.

2.6           Negative Discretion.  The Committee may, in its discretion, and at any time during or after the Performance Period, reduce or eliminate the Final Award Amount or the number of RSUs otherwise payable to any Participant under this Award.  Any such reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate, including, but not limited to, unusual or nonrecurring events or developments affecting the Company or any Subsidiary or affiliate of the Company, or the financial statements of the Company or any Subsidiary or affiliate of the Company, or the effect of changes in applicable laws, regulations or accounting principles during the Performance Period, where is determines that such reduction or elimination is in the best interests of the Company.

ARTICLE III.

OTHER PROVISIONS

3.1           Award and Interests Not Transferable.  This Award and the rights and privileges conferred hereby, including any RSUs awarded hereunder, shall not be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect.

3.2           Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of Stock issuable hereunder unless and until certificates representing such shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).   After such issuance, recordation and delivery, Participant shall have all the rights of a stockholder of the Company, including with respect to the right to vote the shares and the right to receive any cash or share dividends or other distributions paid to or made with respect to the shares.

3.3           Not a Contract of Employment or other Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its affiliates.  Participant understands and agrees that this Award does not alter the at-will nature of his or her employment relationship with the Company and is not a promise of continued employment for the vesting period of the Award or any portion of it.

3.4           Administration.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the shares of Stock issuable with respect to the RSUs. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

3.5           Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the address given beneath the signature of an authorized officer of the Company on the Grant Notice, and any notice to be given to Participant shall be addressed to Participant at the address given beneath Participant’s signature on the Grant Notice.  By a notice given pursuant to this Section 3.5, either party may hereafter designate a different address for notices to be given to that party.  Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.6           Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.7           Construction.  This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

3.8           Conformity to Securities Laws.  Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the shares of Stock issuable with respect to the RSUs shall be issued, only in such a manner as to conform to such laws, rules and regulations.  To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.9           Amendments.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Participant and by a duly authorized representative of the Company.

3.10         Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.

3.11         Entire Agreement.  The Plan, the Grant Notice and this Agreement (including all Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

3.12         Section 409A.

(a)           Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  The Committee may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A.

(b)           This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the amounts payable and any shares of Stock issuable hereunder shall be distributed to Participant no later than the later of:  (i) the 15th day of the third month following Participant’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth 15th day of the third month following first taxable year of the Company in which such amounts are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

3.13         Tax Representations.  Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and this Agreement.  Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

EXHIBIT B

TO RESTRICTED STOCK UNIT AWARD GRANT NOTICE

FINANCIAL GOALS

“Financial Goals” shall mean: AV Operating Profits (as defined below) of $[Insert applicable goal]  and AV Revenue of $[Insert applicable goal].

“AV Operating Profits” shall mean the operating profits of the Company for the Performance Period as reflected in the Company’s audited financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certified by the Company’s independent auditors, subject to adjustment as set forth below).

“AV Revenue” shall mean the revenue of the Company for the Performance Period as reflected in the Company’s audited financial statements prepared in accordance with GAAP and certified by the Company’s independent auditors, subject to adjustment as set forth below).

“Performance Period” shall mean the period comprised of the [Insert applicable period] of the Company.

The Committee may, in its sole discretion, provide that one or more objectively determinable and equitable adjustments shall be made to one or more of the Financial Goals given certain business changes that might occur post goal setting.  Such adjustments shall include: items related to a change in accounting principle; items relating to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under generally accepted accounting principles; items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; any other items of significant income or expense which are determined to be appropriate adjustments; items relating to unusual or extraordinary corporate transactions, events or developments; items related to amortization of acquired intangible assets; items that are outside the scope of the Company’s core, on-going business activities; items related to acquired in-process research and development; items relating to changes in tax laws; items relating to major licensing or partnership arrangements; items relating to asset impairment charges; items relating to gains or losses for litigation, arbitration and contractual settlements; or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.  Such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

B-1